Designated Filer:	Basswood Partners, L.L.C.
Issuer & Ticker Symbol:	Bridge Bancorp, Inc. [BDGE]
Date of Event Requiring Statement:	June 19, 2015

Joint Filers’ Signatures

Basswood Partners, L.L.C.
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member
Basswood Enhanced Long Short GP, LLC
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member